Exhibit 99.1

COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216

SPECTRUM PHARMACEUTICALS RECEIVES COMPLETE RESPONSE LETTER FROM FDA
FOR FUSILEV® IN ADVANCED METASTATIC COLORECTAL CANCER

•	Spectrum Plans To Promptly Request a Meeting With FDA To Discuss Options For Approval of FUSILEV In Advanced Metastatic Colorectal Cancer

•	FUSILEV Is Currently FDA Approved and Marketed by Spectrum For

•	Rescue After High-Dose Methotrexate Therapy in Osteosarcoma;

•	To Diminish the Toxicity and Counteract the Effects of Impaired Methotrexate Elimination; and,

•	Inadvertent Overdosage of Folic Acid Antagonists

IRVINE, California – October 9, 2009 – Spectrum Pharmaceuticals (NasdaqGM: SPPI), a commercial-stage biotechnology company with a primary focus in oncology, today announced that it received a Complete Response letter from the U.S. Food and Drug Administration (FDA) regarding its supplemental New Drug Application (sNDA) for FUSILEV® (levoleucovorin) for injection for treatment of patients with advanced metastatic colorectal cancer.

The FDA stated in the Complete Response letter that the submission did not demonstrate that FUSILEV is non-inferior to leucovorin; and recommended that the Company meet with them to discuss options for continuing to seek approval of FUSILEV in advanced metastatic colorectal cancer. The Company plans to promptly request such meeting to discuss options for FUSILEV in this indication.

The FDA did not request any changes to the currently approved indications and package insert.

About FUSILEV® (levoleucovorin) for Injection
FUSILEV, a novel folate analog, is available in vials as freeze-dried powder. FUSILEV rescue is also indicated after high-dose methotrexate therapy in osteosarcoma. Additionally, FUSILEV is indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV has been marketed outside the United States by Wyeth, Sanofi-Aventis, Takeda, and others for more than 10 years.

Full prescribing information can be found at www.FUSILEV.com.

About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a commercial-stage biotechnology company with a primary focus in oncology. The Company’s strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for its approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in its areas of focus; and, leveraging the expertise of partners around the world to assist it in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.sppirx.com • NASDAQ: SPPI

Forward-looking statement – This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, establishing a commercial organization for our approved drugs, continuing to build our team, leveraging the expertise of partners around the world to assist us in the execution of our strategy, the safety and efficacy of FUSILEV, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.® and FUSILEV® are registered trademarks of Spectrum Pharmaceuticals, Inc. TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.

© 2009 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI